EXHIBIT 10.9

FENTON-COWITT CASTING

Albert S. Ruddy

9300 Wilshire Boulevard

Suite 508

Beverly Hills, CA 90212

Re: “Out of the Blue”/ “Cloud 9”

Dear Albert:

This is to confirm that as of today Fenton-Cowitt Casting has one percent of the net profits of the above referenced film in perpetuity from all sources of income after the break even.

Best personal regards,

/S/MIKE FENTON
Mike Fenton